EXHIBIT 11

            REYNOLDS METALS COMPANY AND CONSOLIDATED SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
                      (In millions, except share data)


EARNINGS PER SHARE:
For 1995, earnings per share equals net income divided by the weighted-average number of common shares and common share equivalents outstanding during the year. The number of common share equivalents outstanding was based on the assumed conversion of the Company's preferred stock ("PRIDES"). For the purpose of this computation, the conversion rate shown below, which refers to the number of shares of common stock to be received for each share of PRIDES, was based on the average market value of the Company's common stock during the year (also shown below). For 1994, earnings per share equals net income, minus PRIDES dividends, divided by the weighted-average number of common shares outstanding during the year. Common share equivalents relating to the PRIDES were not included in 1994 since their effect would have been anti-dilutive, nor in 1993 since the PRIDES were not issued until January 25, 1994. For 1993, earnings per share equals net income divided by the weighted-average number of common shares outstanding during the year.


                                                  YEARS ENDED DECEMBER 31

-----------------------------------------------
                                            1995           1994            1993

-----------------------------------------------
Weighted-average shares outstanding:
  Common shares                          63,051,000     61,756,000
59,850,000
  Common share equivalents                9,704,000          -               -

-----------------------------------------------

  Total                                  72,755,000     61,756,000
59,850,000

===============================================

Net income (loss)                              $389           $122
$(322)
Less preferred stock dividends                    -             34

-

-----------------------------------------------
                                               $389            $88
$(322)

===============================================

Earnings per share                            $5.35          $1.42
$(5.38)

===============================================

Conversion rate                                0.88             -
-

Average market value of common stock         $53.56             -
-


EARNINGS PER SHARE (FULLY DILUTED):
Earnings per share (fully diluted) equals net income divided by the weighted-average number of common shares and common share equivalents outstanding during the year. The number of common share equivalents outstanding was based on the maximum potential issuance of common shares upon conversion of PRIDES, which is one share of common for each share of PRIDES. This computation was made for presentation purposes only since its effect was not material in 1995, was anti-dilutive in 1994 and was not applicable in 1993. The difference between the number of common share equivalents for the years ended December 31, 1995 and 1994 is due to the PRIDES having been issued on January 25, 1994.

                                                  YEARS ENDED DECEMBER 31

------------------------------------------------
                                            1995           1994            1993

------------------------------------------------

Weighted-average shares outstanding:
  Common shares                          63,051,000     61,756,000
59,850,000
  Common share equivalents               11,000,000     10,277,000           -

------------------------------------------------


    Total                                74,051,000     72,033,000
59,850,000

================================================

Net income (loss)                              $389           $122
$(322)

================================================

Earnings per share (fully diluted)            $5.26          $1.69
$(5.38)

================================================